                       A. H. Belo Corporation                       Exhibit 12

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                     Year Ended December 31,                         Six Months Ended June 30,
                                       -----------------------------------------------------------   ------------------------
                                         1992        1993         1994        1995         1996         1996        1997
                                         ----        ----         ----        ----         ----         ----        ----
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes        $ 61,573    $ 75,578    $ 107,897    $ 111,014    $ 144,040    $ 63,758    $  85,447
     Add:  Total fixed charges           26,597      18,792       17,294       32,089       29,009      15,620       37,931
     Less:  Interest capitalized            395       1,961          138          957          255          38          232
                                       --------    --------    ---------    ---------    ---------    --------    ---------
               Adjusted earnings       $ 87,775    $ 92,409    $ 125,053    $ 142,146    $ 172,794    $ 79,340    $ 123,145
                                       ========    ========    =========    =========    =========    ========    =========
Fixed Charges:
     Interest                          $ 24,554    $ 16,976    $  16,250    $  30,944    $  27,898     $15,189    $  36,553
     Portion of rental expense
          representative of the
          interest factor (1)             2,043       1,816        1,044        1,145        1,111         431        1,378
                                       --------    --------    ---------    ---------    ---------    --------    ---------
               Total fixed charges     $ 26,597    $ 18,792    $  17,294    $  32,089    $  29,009     $15,620    $  37,931
                                       ========    ========    =========    =========    =========    ========    =========
Ratio of Earnings to Fixed Charges         3.30  x     4.92   x     7.23   x     4.43  x      5.96  x     5.08  x      3.25  x
                                       ========    ========    =========    =========    =========    ========    =========


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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.